EXHIBIT 11

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                                                              TEXACO INC.
                                    COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE OF COMMON STOCK
                                       FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 1999 AND 1998
                                    --------------------------------------------------------------
                                                (millions of dollars, except as noted)

                                                                                             (Unaudited)
                                                                        --------------------------------------------------
                                                                         For the six months           For the three months
                                                                           ended June 30,                ended June 30,
                                                                        -------------------           --------------------
                                                                        1999          1998           1999           1998
                                                                        ----          ----           ----           ----

Basic Earnings Per Common Share:

     Income   before cumulative effect of accounting change
        less preferred stock dividend requirements                     $   449        $   574       $   263        $   329
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            526,965        531,232       527,700        530,550
                                                                       =======        =======       =======        =======

     Basic income before cumulative effect of accounting
        change per common share (dollars)                              $  0.85        $  1.08       $  0.50        $  0.62
                                                                       =======        =======       =======        =======


Diluted Earnings Per Common Share:

     Income before cumulative effect of accounting change
        less preferred stock dividend requirements                     $   449        $   574       $   263        $   329

     Adjustments, mainly ESOP preferred stock dividends
        in 1998                                                              2             17             1              8
                                                                       -------        -------       -------        -------

     Income before cumulative effect of accounting change
        for diluted earnings per share                                 $   451        $   591       $   264        $   337
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            526,965        531,232       527,700        530,550

     Adjustments, mainly ESOP preferred stock in 1998                    2,675         19,366         2,536         19,225
                                                                       -------        -------       -------        -------

     Shares outstanding for diluted computation (thousands)            529,640        550,598       530,236        549,775
                                                                       =======        =======       =======        =======

     Diluted income before cumulative effect of accounting
        change per common share (dollars)                              $  0.85        $  1.07       $  0.50        $  0.61
                                                                       =======        =======       =======        =======

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